Exhibit 10.36
Group 1 Automotive, Inc.
Summary of Non-Employee Director Compensation
Approved November 2006

Amount
Annual Retainer[1]:
Cash	$35,000
Stock[2]	70,000
Additional Annual Retainers:
Non-Executive Chairman of the Board	100,000
Audit Committee Chair	15,000
Compensation Committee Chair	10,000
All Other Committee Chairs	7,500
Presiding Director	15,000
Meeting Fees[3]:
Board	2,500
Audit Committee	2,500
Non-Audit Committee	1,500
Vehicle Stipend	17,600

1.	Payable in quarterly installments.

2.	Granted under Group 1 Automotive, Inc. 1996 Stock Incentive Plan; valued at the date of grant.

3.	Abbreviated meetings, as determined at the discretion of the chair, will result in the payment of one-half of the regular fees for the meeting.
Summary of Director
Stock Ownership Guidelines
Approved November 2004
Directors are required to maintain ownership of a minimum of 3,000 shares of Group 1 Automotive, Inc.’s common stock. The minimum ownership requirement must be achieved within three years of election to the Board of Directors (or in the case of the individuals serving as director in November 2004, by November 2007). Restricted stock granted to directors as part of the annual retainer counts toward the minimum ownership requirement without regard to the vesting or other liquidity provisions related thereto.